EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

                                     Between

                                KENNETH L. MINTON

                                       and

                    PML MICROBIOLOGICALS, INC. and PML, INC.

The purpose of this Agreement is to confirm the terms of the employment relationship between PML Microbiologicals, Inc. and PML, Inc. (hereinafter referred to as "Employer" or "PML"), and Kenneth Minton (hereinafter referred to as the "Employee").

     1. Term of Agreement. Employer and Employee agree that the term of this Agreement shall be from the day of execution by all parties until May 31, 2010, unless employment is sooner terminated as provided herein.

     2. Position and Duties.

         2.1 Employer and Employee agree that Employee will be employed as the President and CEO of PML and that in this capacity, Employee's responsibilities will include, but are not limited to those described in Exhibit A, attached hereto and incorporated herein by this reference. It is understood that from time to time Employee may be assigned other duties in addition to those described in Exhibit A. It is further agreed and understood that as the President/CEO of Employer, the hours which Employee is required to work, will vary considerably and will sometimes be more and sometimes less than forty (40) hours per week. It is understood and agreed that Employee's pay will not be affected by the number of hours worked in a given week; Employee is not eligible for overtime compensation nor subject to deductions from compensation due to any variance in the number of hours worked.

         2.2 Employee's obligation to devote his full-time, attention and energy to the business of Employer shall not be construed as preventing Employee from investing his assets so long as any such investment will not require any services on the part of Employee in the operation of the affairs of the company(ies) or business(es) in which such investment(s) is (are) made.

         2.3 Employee shall have the authority to hire and fire other employees of Employer under his supervision.


     3. Division of the Office of President and CEO.

         3.1 The parties agree and recognize that it is Employee's intention to hire a President to fulfill the day-to-day functions of running PML. Employee shall retain the
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discretion to determine when and if to hire a President, based on his good faith belief of what is in the best interest of PML.

         3.2 Employee shall retain the right to hire the President and set his/her compensation. The Employee's and President's compensation cannot equal more than the amount provided for in Sections 5 and 6 (or any increase authorized by the Board of Directors), without advanced approval from the Board of Directors. Employee shall have the sole discretion to award President some, all or no portion of the Bonus set forth in Section 6. The President will not be entitled to receive any other bonus, unless as authorized by the Board of Directors.

         3.3 In the event Employee hires a President, Employee shall delegate to the President those duties described in Exhibit A as appropriate. The parties agree that if a President is hired, Employee will not be required to be on-site on a daily basis and may perform consulting services for other entities, provided that he agrees that he will not consult with any company, person, group or entity that provides goods or services in competition with PML.

     4. Employer's Covenants.

         4.1 Employer agrees to reimburse Employee for all reasonable business expenses incurred by Employee while on Employer's business. Employee shall maintain such records as will be necessary to enable Employer to properly deduct such items as business expenses when computing Employer's federal income tax.

         4.2 Employer agrees to conduct performance reviews of Employee on an annual basis.

     5. Compensation.

         5.1 For all services rendered by Employee under this Agreement (exclusive of stock options and bonus, if any), Employer shall pay Employee a base salary of One Hundred Seventy Five Thousand Dollars ($175,000) per year. Employee shall be paid this salary on PML's regular pay days, minus all lawful and agreed upon payroll deductions.

         5.2 Unpaid compensation due to short-term cash flow considerations shall be accrued by Employee without payment of interest if not paid when due.

         5.3 The PML Board of Directors shall review Employee's compensation at the first board meeting of each fiscal year. This review is intended to evaluate the Employee's performance and to provide an increase to his base salary and/or bonus, if appropriate. It is not the intent of this review to adjust the Employee's compensation to a lower level.

     6. Bonuses.

         6.1 Goal. To maximize shareholder value.

         6.2 Basis. Fifty percent of pre-tax profits above the base of $360,000, with a maximum bonus of $100,000. Employer profit sharing contributions, 401(k) matching

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contributions  and expenses  resulting from issuance of  non-qualified stock options are added back to pre-tax profits for calculations of bonus amount.

         6.3 Term. Any bonus for any fiscal year in which Employee is employed under the terms of this Agreement shall be calculated as set forth herein.

         6.4 Calculation.

                         Pre-tax profits
                -        Less debt forgiveness, if any
                -        Less base ($360,000)
                         --------------------
                         Profits to be used for base calculation

                Example: $750,000Pre-tax profits
                                 (100,000)         Debt forgiveness
                                 (360,000)         Base
                                 ----------------------
                         =       $290,000 Profits for base calculation

                                 $145,000 50% of applicable profits

                                 $100,000 Bonus paid (Bonus is based upon 50% of profits over $360,000 up to a maximum bonus of $100,000)

         6.5 Earning and Payment of Bonus. The bonus for any fiscal year will be earned at the close of the fiscal year for which the pre-tax profits were at least $360,000, as certified by the auditors. Said earned bonus will be paid within ten days of the certification of the annual audit results for the fiscal year for which the bonus is being calculated.

         6.6 Forfeiture of Bonus. No unearned bonus or portion of bonus will be paid if any of the following circumstances exist:


              6.6.1 Employee quits PML at any time other than at the expiration of the contract.

              6.6.2 Employee is fired for cause, as that term is defined in paragraphs 11.1.1 through 11.1.4.

         6.7 Payment of Bonus in Event of Termination Without Cause.

              6.7.1 If Employee is terminated at the close of any fiscal year without "cause" as that term is defined in Paragraph 11.1, and if the terms and conditions of Paragraphs 6.2, 6.3, 6.4, and 6.5 are met, Employee will receive payment of his bonus, if any, for his last fiscal year of employment subject to and under the terms and conditions contained herein.

              6.7.2 If Employee is terminated at any other time without "cause" as that term is defined in Paragraph 11.1, and if the terms and conditions of Paragraphs 6.2, 6.3, 6.4, and 6.5 are met, Employee will receive a pro rata share of his bonus, if any, for whatever portion

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

of the last fiscal year of employment and subject to and under the terms and conditions contained herein.

                  Example. If Employee is terminated without cause on November 1, 2001, and if the pre-tax profits of the Employer were greater than $360,000 in fiscal year ending May 31, 2002, then Employee shall receive a bonus equal to 5/12ths of whatever bonus he would have been entitled to had he worked the entire 2001-2002 fiscal year.

     7. Stock Options.

         7.1 Employee has received options under PML's 1994 Stock Option Plan, originally named the Meda, Inc. 1994 Stock Option Plan (the "Plan"), for a total of 140,000 shares, which options vest, in the aggregate, over a period of six years, as follows:

                  Shares            Exercise Price         Date of vesting
                  ------            -------- -----         ---------------
                  20,000            $0.375                    4/8/96
                  20,000            $0.375                   5/31/97
                  20,000            $0.375                   5/31/98
                  20,000            $0.375                   5/31/99
                  20,000            $0.375                   5/31/00
                  20,000            $0.5975                  5/31/01
                  20,000            $0.5975                  5/31/02

         7.2 Employee's rights to any unvested stock options cease on the date of Employee's termination of employment, all in accordance with the terms of the Plan and the terms of Employee's individual option agreements.

         7.3 Notwithstanding the vesting schedule described above and Employee's stock option documentation, Employee's options shall become 100% vested immediately prior to and in conjunction with (a) a sale, merger or similar transaction that results in an unrelated entity acquiring a controlling interest in PML (an "Acquisition Event") during Employee's employment with PML, or (b) Employee's employment is terminated by PML without "cause," as that term is defined in Paragraphs 11.1.1 through 11.1.6.

         7.4 PML agrees to further award Employee an additional bonus award of shares of PML stock immediately prior to and in conjunction with an Acquisition Event, provided the Acquisition Event occurs while Employee is still employed (the "Acquisition Event Award"). If Employee is terminated by PML without "cause," as that term is defined in paragraphs 11.1.1 through 11.1.6, or with "cause" as defined in paragraphs 11.1.7 and 11.1.8, prior to the Acquisition Event, Employee will receive the Acquisition Event Award upon the occurrence of the Acquisition Event, just as if Employee were still employed. The number of shares contained in the Acquisition Event Award shall be the number of shares that has a fair market value, based on the per-share value utilized in the Acquisition Event, equal to the lesser of (a) $840,000 or (b) $1,400,000 minus the fair market value of 140,000 shares of stock (again basing fair market value on the per-share value utilized in the Acquisition Event). The parties

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

acknowledge that the Acquisition Event Award will trigger a withholding tax obligation on the part of PML, and PML will refrain from transferring the shares associated with the Acquisition Event Award until arrangements have been made to satisfy the applicable withholding tax obligation, including, to the extent available under applicable securities laws, holding back from the Acquisition Event Award a number of shares that have a fair market value sufficient to satisfy the withholding obligation.

     8. Fringe Benefits.

         8.1 Fringe Benefits. Employer and Employee agree that during the term of this Agreement, Employee shall be entitled to participate in all fringe benefits as may be authorized and adopted from time to time by Employer and for which Employee is eligible.

         8.2 Miscellaneous Expense. Employer shall pay for Employee's membership dues in professional organizations and reimbursement for courses up to a reasonable annual amount and as Employer's finances permit, provided that the benefit to Employer of such organization or course can be demonstrated.

     9. Vacation.

         9.1 Vacation. Employee shall be entitled to four (4) weeks paid vacation per year. Vacation is earned based on Employee's anniversary date. Employee shall earn sick leave pursuant to the policies generally available to PML's employees. In the event Employer hires a President, pursuant to Section 3, Employer shall cash out Employee's accrued vacation to date and Employee shall not be entitled to accrue any additional vacation.

         9.2 Carryover Unused Vacation. Employee may carryover any year's vacation to the next year up to a maximum of 320 hours. If Employee has 320 hours accrued, he must use vacation or lose that accrued vacation above 240 hours.

         9.3 Scheduling. Vacation shall be scheduled by Employer at a time mutually convenient to both Employer and Employee.


         9.4 Accrued and Unused Vacation at Termination. In the event this Agreement is terminated before its expiration date by either Employer or Employee, Employee shall be paid for all previously accrued and unused vacation time.

     10. Confidential Information and Non-Solicitation.

         10.1 It is understood and agreed that as a result of Employee's employment with PML, Employee will be acquiring and making use of confidential information about Employer's business as well as financial information about PML. Employee agrees that he will respect the confidences of Employer and will not at any time during or after his employment with PML, directly or indirectly divulge or disclose for any purpose whatsoever or use for his own benefit, any confidential information that has been obtained by or disclosed to Employee as a result of his employment with PML.

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

10.2 Employee agrees that during his employment with PML, and for a period of two years after termination of his employment, he will not directly or indirectly solicit for employment any employee of PML.

         10.3 If Employee violates any of the provisions of these subparagraphs, Employer shall be entitled to receive from Employee reimbursement for any and all damages caused by such breach, as liquidated damages and not as a penalty (both Employer and Employee realizing the difficulty in establishing the amount of actual damages incurred by PML as the result of such a breach), an amount equal to fifty percent (50%) of Employee's then current yearly base salary if still employed by PML, or if no longer employed by Employer, fifty percent (50%) of the amount of Employee's yearly base salary at the time of his termination. It is understood and agreed that this remedy is in addition to, and not a limitation on, any injunctive relief for other rights or remedies to which PML is or may be entitled to under the law.

         10.4 If any provisions of these subparagraphs are held to be invalid or unenforceable, the remaining provisions shall, nevertheless, continue to be valid and enforceable as though the invalid or unenforceable parts had not been included.

     11. Termination.

         11.1 Either Employee or Employer may terminate this Agreement at any time with or without cause. For purposes of paragraph 11.1 only, "cause" is defined as any one or more of the following:

              11.1.1 Dishonesty that materially impairs the interest of PML;

              11.1.2 Refusal to follow a lawful direction of the Board;

              11.1.3 Conviction of a crime that is classified as a felony or conviction of any misdemeanor that materially impairs the interest of PML;

              11.1.4 Personal or professional conduct which injures or tends to injure the reputation of Employer or otherwise significantly adversely affects the interests of Employer;

              11.1.5 Failure to materially reach mutually agreed performance targets due to Employee's performance and not primarily as a result of conditions outside of Employee's control;

              11.1.6 Deterioration of the financial condition of Employer which makes it impossible to continue;

              11.1.7 Death of Employee, other than death caused primarily by Employee's performing duties on behalf of Employer;

              11.1.8 Disability of Employee for a cumulative period of more than twelve weeks in any one-year period other than any disability caused primarily by Employee's performing duties on behalf of Employer. "Disability" means being unable to perform the essential functions of the job with or without reasonable accommodation.

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

         11.2 Effect of Termination. Upon termination of Employee's employment with PML, Employer agrees to pay Employee all salary due and owing to Employee as of the date of termination, less legal deductions or offsets Employee may owe to Employer for such items as salary advances or loans. Employee agrees that his signature on this Agreement constitutes his authorization for all such deductions. Employee agrees to return to PML all of Employer's property of any kind which may be in Employee's possession. In the event of termination of this Agreement, the terms and provisions of this Agreement shall also terminate with the exception of the obligations contained in paragraphs 7.4 and 10.

         11.3 Employee's compliance with the terms and conditions of the Support Agreement dated November 25, 1996 and signed by PML Microbiologicals, Inc., Norwest Business Credit, Inc. and Kenneth L. Minton shall not be construed as a termination of this Agreement ("the Support Agreement"). The terms and conditions of the Agreement shall remain in full force and effect during Employee's compliance with the terms of the Support Agreement. By way of example, but not as a limitation, Employee's employment may still be terminated according to the terms of the Agreement, and Employee will still be eligible for any stock option and/or bonus, providing he otherwise qualifies pursuant to terms and conditions contained in the Agreement.

     12. Severance.

         12.1 If termination is for "cause" (as defined in paragraph 11.1), or upon the expiration of the contract, no severance will be paid.

         12.2 If termination is for reasons other than for "cause" (as defined in Paragraph 11.1), severance will equal Employee's actual base compensation for the remaining term of the Agreement. The severance will be paid on regularly scheduled pay dates or in one lump sum, at Employer's option.

         12.3 If Employee quits at any time before the contract expires, he will receive no severance.

         12.4 Severance paid pursuant to paragraph 12 will be due and payable only in exchange for a mutual release of all claims.

     13. Construction of Agreement.

         13.1  Superseding  Agreement.   This  Agreement  supersedes  any  prior
Agreements, written or oral, including without limitation the Employment Agreement entered into on April 4, 1996 and September 24, 1997.

     13.2 Essential Terms and Modification of Agreement. It is understood and agreed that the terms and conditions described in this Agreement constitute the essential terms and conditions of the employment arrangement between Employer and Employee, all of which have been voluntarily agreed upon. Employer and Employee agree that there are no other essential terms or conditions of the employment relationship that are not described within this Agreement, and that any change in the essential terms and conditions of this Agreement will be

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

written down in a supplemental agreement which shall be signed by both Employer and Employee before it is effective.

         13.3 Severability. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

         13.4 Notices. Any notice hereunder shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed as follows:

              13.4.1 If to Employer: Ron Torland
                                     10595 SW Kiowa Street
                                     Tualatin, OR 97062

              13.4.2 If to Employee: Kenneth L. Minton
                                     2390 Michael Court
                                     West Linn, OR 97068

Either party may change the address herein specified by giving to the other. Notice shall be effective on the day of mailing.

         13.5 Governing Law and Venue. This Agreement is made and shall be construed and performed under the laws of the State of Oregon. In the event of any dispute between Employer and Employee, venue shall be in Washington County, Oregon.

         13.6 Dispute Resolution. The parties agree that prior to instituting any claim, lawsuit, arbitration or other adversarial proceeding against the other, they will engage in formal mediation. Each side may be represented by counsel and each side will bear its own costs for mediation. In the event the parties cannot resolve their dispute at mediation, the parties agree to settle any dispute through arbitration under the terms of the Arbitration Services of Portland. The prevailing party shall be entitled to receive its costs and attorneys fees in the event of an arbitration or any appeal therefrom.

         13.7 Waiver of Agreement. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by Employer of any subsequent breach by Employee.

         13.8 Captions. The captions and headings of the paragraphs of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

         13.9 Assignment and Successors. The rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer. The rights and obligations of Employee hereunder are nonassignable. Employer may assign its rights and obligations to any entity in which Employer or a company affiliated to Employer, has a majority ownership interest.

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         13.10 Notice of Intent Not to Renew.  Employee and Employer  both agree to provide the other with no less than 90 days prior written notice of their intent not to renew the contract and/or to continue employment beyond the term of the contract.

         DATED this 13th day of September, 2000.

EMPLOYEE:                                   EMPLOYER:
--------                                    --------
KENNETH L. MINTON                           PML MICROBIOLOGICALS, INC.
                                            and PML, INC.


/s/ Kenneth L. Minton                       /s/ Arthur R. Torland
-----------------------------------         ---------------------------------
                                            Its Chairman

                                            /s/ Douglas Johnson
                                            ---------------------------------
                                            Director












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